UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
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ENGlobal Corporation
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654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060-5914

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

May 7, 2015

Dear Shareholder:

I am pleased to invite you to the Annual Meeting of Shareholders of ENGlobal Corporation (“ENGlobal”).  The meeting will be held at our headquarters located at 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060, on Thursday, June 18, 2015 at 10:00 a.m., local time, to:

•	Elect four directors to the Board of Directors of ENGlobal;
•
Approve (i) the Amendment to the ENGlobal 2009 Equity Incentive Plan (as described herein) and (ii)  the individual limits, eligible individuals and performance measures for certain awards included in the ENGlobal 2009 Equity Incentive Plan, as amended by the Amendment, for purposes of meeting the performance-based compensation exception under Section 162(m) of the Internal Revenue Code;

•	Ratify the appointment of Hein & Associates LLP as the independent auditors of ENGlobal for fiscal year 2015; and
•	Transact such other business as may properly come before the meeting or any adjournment thereof.

We are furnishing proxy materials to our shareholders over the Internet.  You may read, print and download our proxy statement and annual report at http://www.proxyvote.com.  On or about May 7, 2015, we will mail our shareholders a notice containing instructions on how to access our proxy materials and vote online.  The notice also provides instructions on how you can request proxy materials be sent to you by mail or email and how you can enroll to receive proxy materials by mail or email for future meetings.

Only shareholders of record at the close of business on April 20, 2015, are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.  Each share entitles the holder to one vote.  You can vote over the Internet at http://www.proxyvote.com or by casting a ballot at the meeting.  You may also vote by telephone by following the instructions found on the Internet site.  If you request to receive proxy materials by mail or email, you may vote by any of the above methods or by mailing a proxy card.  For specific voting information, see “General Information” beginning on page 1 of the enclosed proxy statement.  Please submit a proxy or voting instructions in advance of the meeting even if you plan to attend the meeting.  Submitting a proxy or voting instructions will not prevent you from attending the meeting in person, if you so desire, but will help ENGlobal ensure a quorum and reduce the expense of additional proxy solicitation.

Attendance is limited to shareholders of ENGlobal, their proxy holders and our guests.  Shareholders holding stock in brokerage accounts must bring a brokerage statement or other evidence of share ownership as of April 20, 2015, in order to be admitted to the meeting.

Sincerely,

William A. Coskey, P.E. Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Time and Date	10:00 a.m., local time, on Thursday, June 18, 2015
Place	654 N. Sam Houston Parkway E., Suite 400 Houston, Texas 77060

Items of Business	(1) To elect four directors to the Board of Directors of ENGlobal;
(2)
To approve (i) the Amendment (the “Amendment”) to the ENGlobal 2009 Equity Incentive Plan (as described herein) and (ii) the individual limits, eligible individuals and performance measures for certain awards included in the ENGlobal 2009 Equity Incentive Plan, as amended by the Amendment, for purposes of meeting the performance-based compensation exception under Section 162(m) of the Internal Revenue Code;

(3) To ratify the appointment of Hein & Associates LLP as the independent auditors of ENGlobal for fiscal year 2015; and
(4) To transact such other business as may properly come before the meeting or any adjournment thereof.
Except with respect to the procedural matters incident to the conduct of the Annual Meeting, we are not aware of any other business to be brought before the Annual Meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to notice of, and to vote at, the Annual Meeting only if you were an ENGlobal shareholder as of the close of business on April 20, 2015.

Meeting Admission
You are entitled to attend the Annual Meeting only if you were an ENGlobal shareholder as of the close of business on April 20, 2015, or hold a valid proxy for the Annual Meeting.  You should be prepared to present photo identification for admittance.  If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 20, 2015, a copy of the voting instruction card provided by your bank or brokerage firm, or other similar evidence of ownership.  If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

The Annual Meeting will begin promptly at 10:00 a.m., local time.  Check-in will begin at 9:00 a.m., local time, and you should allow ample time for the check-in procedures.

Voting
Your vote is very important.  Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement and vote as soon as possible.  This will not only ensure the presence of a quorum at the Annual Meeting but also that your shares are voted in accordance with your wishes.  You will be able to vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the meeting.  For detailed information regarding voting, please refer to the section entitled “General Information” on page 1 of this proxy statement and the instructions on the proxy or voting instruction card.

By Order of the Board of Directors,

Tami Walker General Counsel and Corporate Secretary

i

2015 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

TABLE OF CONTENTS
Page
GENERAL INFORMATION	1
SMALLER REPORTING COMPANY	4
CORPORATE GOVERNANCE AND BOARD MATTERS	4
Committees of the Board of Directors	6
Director Nominations	8
Communications with the Board	9
PROPOSAL ONE: ELECTION OF DIRECTORS	9
Recommendation of the Board	12
PROPOSAL TWO: APPROVAL OF (i) THE AMENDMENT TO THE ENGLOBAL CORPORATION 2009 EQUITY INCENTIVE PLAN AND (ii) THE INDIVIDUAL LIMITS, ELIGIBLE INDIVIDUALS AND PERFORMANCE MEASURES FOR CERTAIN AWARDS INCLUDED IN THE ENGLOBAL CORPORATION 2009 EQUITY INCENTIVE PLAN, AS AMENDED BY THE AMENDMENT, FOR PURPOSES OF MEETING THE PERFORMANCE-BASED COMPENSATION EXCEPTION UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE	12
Recommendation of the Board	19
PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP FOR FISCAL YEAR 2015	19
Recommendation of the Board	20
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
Section 16(a) Beneficial Ownership Reporting Compliance	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
EXECUTIVE OFFICERS	22
EXECUTIVE COMPENSATION TABLES	23
DIRECTOR COMPENSATION	25
AUDIT MATTERS	26
Principal Auditor Fees	28
OTHER MATTERS	29
SHAREHOLDER PROPOSALS FOR 2015	29
ANNUAL REPORT TO SHAREHOLDERS	30
APPROVAL OF THE BOARD OF DIRECTORS	30
APPENDIX A: AMENDMENT TO THE ENGLOBAL 2009 EQUITY INCENTIVE PLAN	A-1

You may receive a copy of our Annual Report on Form 10-K and other information at no charge upon request directed to:
Tami Walker
General Counsel and Corporate Secretary
654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060-5914
Telephone 281-878-1000

ii

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ENGlobal Corporation (“ENGlobal”) for the 2015 Annual Meeting of Shareholders (the “Meeting”) and for any adjournment or postponement of the Meeting.  In this proxy statement, we refer to ENGlobal as the “Company,” “we,” “our,” or “us.”

We are making these proxy materials available to you on the Internet.  On or about May 7, 2015, we will mail a notice to our shareholders containing instructions on how to access the proxy materials at http://www.proxyvote.com and vote online.  In addition, shareholders may request proxy materials to be sent to them by mail or email.

Who is soliciting my proxy?
We are making these proxy materials available to you in connection with our solicitation of proxies for use at the Meeting.  Specified directors, officers, and employees of ENGlobal may also solicit proxies on our behalf, without additional compensation, by mail, telephone, fax, or in person.

Who is paying for this solicitation?
ENGlobal will pay for the solicitation of proxies, including the cost of preparing and assembling these proxy materials, making these proxy materials available on the Internet, mailing notices to our shareholders, and mailing these proxy materials to our shareholders upon request.  We have retained and paid a fee to Broadridge Financial Solutions, Inc. to assist us in making our proxy materials available on the Internet and tabulating our proxies, but we pay no separate compensation solely for the solicitation of proxies.

What is the purpose of the Meeting?
At the Meeting, shareholders will be asked to (1) elect directors, (2) approve (i) the Amendment (the “Amendment”) to the ENGlobal 2009 Equity Incentive Plan that (A) increases the number of shares of common stock reserved for issuance thereunder by 750,000 shares, from 1,830,000 shares to 2,580,000 shares and (B) implements individual limits for certain awards under the ENGlobal 2009 Equity Incentive Plan  intended to meet the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, and (ii) approve the individual limits, eligible individuals and performance measures for certain awards included in the ENGlobal 2009 Equity Incentive Plan, as amended by the Amendment, for purposes of meeting the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, and (3) ratify the appointment of Hein & Associates LLP for fiscal year 2015.

Who is entitled to vote at the Meeting?
Only shareholders of record at the close of business on April 20, 2015, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting.  If you were a shareholder of record on that date, you are entitled to vote all of the shares you held on that date at the Meeting, or any postponements or adjournments of the Meeting.

If your shares are registered directly in your name, you are the holder of record of these shares, and we will send the notice and online access and voting instructions directly to you.  If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record will send voting instructions to you.

How many votes do I have?
You have one vote at the Meeting, or any postponements or adjournments of the Meeting, for each share of our common stock you owned as of the record date.  Shareholders do not have cumulative voting rights.

How do I vote?
You may submit a proxy or voting instructions over the Internet at http://www.proxyvote.com by following the instructions provided in the notice mailed to you or by voting in person at the Meeting.  You may also submit a proxy or voting instructions by telephone by following the instructions found on the Internet website, http://www.proxyvote.com.  If you request proxy materials by mail or email, you may submit a proxy or voting instructions by any of the above methods or by completing and mailing a proxy card.

If you hold your shares in street name, you have the right to direct your broker, bank or other holder of record how to vote by following the instructions sent to you by the holder of record.  If you desire to vote in person at the Meeting, as a holder in street name, you must provide a legal proxy from your bank, broker or other holder of record.

May I revoke my proxy or change my voting instructions?
Yes, you may revoke your proxy or change your voting instructions by (a) voting in person at the Meeting, (b) casting a vote over the Internet or by telephone at a later date or (c) sending a written notice of revocation to our Corporate Secretary by mail to ENGlobal Corporation, 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060-5914 or by facsimile at (281) 878-1010; provided, that, with regard to (b) and (c), the Company receives such change prior to the Meeting.  If you request proxy materials by mail or email, you may also change your proxy by mailing a proxy card with a later date, provided that the Company receives the later dated proxy card prior to the Meeting.  If you submit a new proxy, only your later dated proxy (whether cast by Internet, telephone, mail or in person) will be counted.

What are the Board’s recommendations?
The Board’s recommendations are set forth together with the description of each item in this proxy statement.  The Board recommends a vote FOR the election of four directors to our Board to serve until the next annual meeting of shareholders, FOR the approval of (i) the Amendment to the ENGlobal 2009 Equity Incentive Plan and (ii) the individual limits, eligible individuals and performance measures for certain awards included in the ENGlobal 2009 Equity Incentive Plan, as amended by the Amendment, for purposes of meeting the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, and FOR the ratification of the appointment of Hein & Associates LLP as the independent auditors of ENGlobal for fiscal year 2015.

If any other matter properly comes before the Meeting, with regard to any proxies submitted by shareholders, William A. Coskey, P.E. and Mark A. Hess, the persons appointed on the proxy card, will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How many votes must be present to hold the Meeting?
We will have a quorum, and will be able to conduct the business of the Meeting, if the holders of a majority of shares of our common stock outstanding and entitled to vote are represented in person or by proxy at the Meeting.  As of the record date, 28,021,130 shares of our common stock, representing the same number of votes, were outstanding.  Thus, the presence in person or by proxy of the record holders of at least 14,010,565 shares of our common stock will be required to establish a quorum.  Shareholders of record who are present at the Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Meeting, will be included in the number of shareholders present at the Meeting for purposes of determining whether a quorum is present.

What vote is required to approve each item?
The election of directors is decided by a plurality of the votes cast.  For this purpose, “plurality” means that the individuals receiving the largest number of affirmative votes, whether or not they receive a majority of the votes, are elected as directors, up to the maximum number of directors to be chosen at the election.  A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with regard to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

With regard to each other item voted on at the Meeting, the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote on the item will be required for approval.  A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.  Accordingly, an abstention will have the effect of a negative vote.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.  Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.  The election of directors and the adoption of, or amendments to, equity compensation plans, are not considered routine matters.  Thus, if shareholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.  Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What if I do not mark a voting choice for some of the matters listed on my proxy card?
If you request proxy materials by mail or email and send a proxy card without specifying a vote or an abstention, your shares will be voted “FOR”: (1) the director nominees listed on the proxy card and in this proxy statement, (2) the approval of (i) the Amendment to the ENGlobal 2009 Equity Incentive Plan and (ii) the individual limits, eligible individuals and performance measures for certain awards included in the ENGlobal 2009 Equity Incentive Plan, as amended by the Amendment, for purposes of meeting the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, and (3) the ratification of the appointment of Hein & Associates LLP as the independent auditors of ENGlobal for fiscal year 2015.

Could other matters be decided at the Meeting?
We do not know of any matters that will be considered at the Meeting other than the items set forth in this proxy statement.  If other matters are properly raised at the Meeting, your proxy authorizes the proxy holders to vote as they think best, unless authority to do so is withheld by you in your proxy.

What happens if the Meeting is postponed or adjourned?
Pursuant to Nevada law, the Meeting may be adjourned by the chairman of the Meeting to reconvene at the same or some other place.  If the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjournment shall be given to each shareholder of record entitled to vote at the Meeting.  If the adjournment is for less than 60 days, no additional notice will be delivered.

Who will count the votes?
We will appoint an inspector of the election who will count the votes at the Meeting.

What does it mean if I receive more than one proxy card?
Your shares are probably registered in more than one account.  You should vote each proxy card you receive.  We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.  This can be accomplished by contacting your stock broker.  Additionally, our transfer agent, Computershare Trust Company, N.A., can assist you if you want to consolidate multiple accounts registered in your name by contacting our transfer agent at P.O. Box 30170, College Station, TX 77842-3170, telephone: (781) 575-4238.

How do I get copies of the exhibits filed with ENGlobal’s Form 10-K?
We are furnishing our annual report to our shareholders over the Internet.  You may read, print and download our annual report at http://www.proxyvote.com.  You may request the annual report be sent to you by mail or email by following the instructions on the Notice of Internet Availability to be mailed to you on or about May 7, 2015.  ENGlobal will provide to any shareholder as of the record date, who so specifically requests in writing, copies of the exhibits filed with ENGlobal’s Annual Report on Form 10-K for a reasonable fee.  Requests for such copies should be directed to Corporate Secretary, ENGlobal Corporation, 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060-5914.  The Annual Report on Form 10-K may also be read, downloaded and printed at www.englobal.com.  In addition, copies of all exhibits filed electronically by ENGlobal may be reviewed and printed from the website of the Securities and Exchange Commission (the “SEC”) at: www.sec.gov.

Where can I find the voting results of the Meeting?
The preliminary voting results will be announced at the Meeting.  The final results will be published in a current report on Form 8-K to be filed within four business days after the Meeting.

Who can help answer my questions?
If you have any questions or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Tami Walker, General Counsel and Corporate Secretary, at 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060-5914, telephone 281-878-1000.

SMALLER REPORTING COMPANY

The SEC has adopted rules allowing smaller reporting companies to tailor their disclosure to reduce costs.  Because the Company qualifies as a “smaller reporting company” under the SEC rules, the Company has elected to prepare this proxy statement and other annual and periodic reports as a “Smaller Reporting Company” consistent with rules of the SEC.  Under the scaled disclosure obligations, the Company is not required to provide, among other things, Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Size; Meetings of the Board

Our Board currently has four members.  During 2014, the Board met six times and each director attended at least 75% of the meetings.  Our three independent directors serve on three Board committees: Audit, Compensation, and Nominating & Corporate Governance.

Executive Sessions

In 2014, the Board held five executive sessions of its non-employee directors, David W. Gent, P.E., Randall B. Hale, and David C. Roussel.  Any non-employee director can request that an executive session be scheduled.

Board Leadership Structure

The Company is committed to strong, independent board leadership and governance, including the flexibility to select and revise its leadership structure on the basis of the best interests of the Company and its shareholders at any given point in time.  The Board evaluates this structure in connection with the annual appointments to the positions of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”).  We do not have a written policy with respect to separation of the roles of Chairman and CEO; however, the Board believes that it is currently in the best interests of the Company and its shareholders to combine the Chairman and CEO roles and to appoint a Lead Independent Director annually.  In this way, the Company’s shareholders have the benefit of Board leadership by Mr. Coskey, an executive with extensive day-to-day knowledge of the Company’s operations, strategic plan execution and future needs, as well as a Lead Independent Director who provides Board member leadership.

Lead Independent Director

Mr. David W. Gent has served as the Company’s lead independent director since 2002, and was re-elected by the Board to this role in 2015.  The Lead Independent Director position responsibilities currently include chairmanship of the Nominating & Corporate Governance Committee; Chair of the Board meetings at which the Chairman is not in attendance; liaison between the Chairman and the independent directors, which includes facilitating communications and assisting in the resolution of conflicts, if any, between the independent directors and the Company’s management; providing counsel to the Chairman and CEO, including provision of appropriate feedback regarding effectiveness of Board meetings, and otherwise as needed or requested; and such other responsibilities as the Board delegates.  In performing these responsibilities, the Lead Independent Director is expected to consult with the chairpersons of other Board committees as appropriate and solicit their participation in order to avoid the appearance of diluting the authority or responsibility of the Board committees and their chairpersons.

Board and Committees’ Role in Risk Oversight

The Board is responsible for oversight of us and our business, including risk management.  Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately.  The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management.  The Audit Committee of the Board has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy), and also oversees compliance with applicable laws and regulations.  The Compensation Committee and the Board each discuss the relationship between our compensation policies and corporate risk to assess whether these policies encourage excessive risk-taking by executives and other employees.  The Nominating & Corporate Governance Committee of the Board oversees compliance with our corporate governance principles.  During its regular course of its activities, our Audit Committee discusses our policies with respect to risk assessment and risk management.  Each of the committees report to the Board regarding the areas of risk they oversee.

Director Independence

The Board has determined that no non-employee director has a relationship which, in the opinion of the Board, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director, and that all directors, except Mr. Coskey, meet the criteria for independence under NASDAQ rules.  The Board has also determined that the members of each of its committees, including the Audit Committee and the Compensation Committee, meet the criteria for membership applicable to each committee under the NASDAQ listing standards and applicable SEC rules and regulations.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of shareholders, we encourage directors to attend.  All of our directors attended the 2014 annual meeting and we expect all directors standing for reelection will attend the 2015 annual meeting.

Committees of the Board of Directors

Committee Composition and Meetings

Each of our directors attended at least 75% of the total meetings held by all Board committees on which they served in 2014.

Committee	Members	Number of Meetings

Audit Committee	Randall B. Hale (Chairperson) David W. Gent David C. Roussel	6 6 6
Compensation Committee	David C. Roussel (Chairperson) David W. Gent Randall B. Hale	6 6 6
Nominating & Corporate Governance Committee	David W. Gent (Chairperson) Randall B. Hale David C. Roussel	5 5 5

Summary of Committee Responsibilities

All of our committee charters are available under the “Investor Relations” section of our website at www.englobal.com.

Audit Committee

The duties and responsibilities of the Audit Committee are to oversee:

•	the quality and integrity of our financial statements;
•	our compliance with legal and regulatory requirements; and
•	our independent auditors’ qualifications, independence and performance.

In addition, the Audit Committee annually reviews our disclosures regarding deficiencies, if any, in the design or operation of our internal controls.

The Board has determined that Mr. Hale is qualified as an audit committee financial expert under the SEC’s rules and regulations.  In addition, the Board has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under NASDAQ rules.

Nominating & Corporate Governance Committee

The duties and responsibilities of the Nominating & Corporate Governance Committee are to:

•
assist the Board by identifying individuals qualified to become Board members and recommend to the Board director nominees for election at the annual meetings of shareholders or for appointments to fill vacancies;

•	recommend to the Board director nominees for each Board committee and advise the Board on the appropriate composition of the Board and its committees;
•	make an annual report to the Board on succession planning;
•	advise the Board about and recommend to the Board appropriate corporate governance practices and assist the Board in implementing those practices; and
•	implement the annual performance review process for the Board and its committees.

In addition, the Nominating & Corporate Governance Committee reviews all relationships each director has with us in connection with the nomination process and reports the results of its review to the Board with appropriate recommendations, if any, for approval.

Compensation Committee

The duties and responsibilities of the Compensation Committee are to:

•	review, evaluate and approve our agreements, plans, policies and programs to compensate our officers and directors;
•	oversee our plans, policies and programs to compensate our employees;
•
review the Compensation Discussion and Analysis, if required, and, based on that review and discussion, determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in our annual report or Proxy Statement for the annual meeting of shareholders;

•	produce a report, if required, for inclusion in our Proxy Statement for the annual meeting of shareholders;
•	evaluate the performance of our Chief Executive Officer and other executives;
•
set the compensation for our Chief Executive Officer and such other executives as the Compensation Committee deems appropriate and otherwise discharge the Board’s responsibilities relating to compensation of our officers and directors; and

•	encourage stock ownership by directors and executives, including through the use of equity compensation programs.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees in accordance with NASDAQ rules.  The purpose and role of this code is to focus our officers, directors, and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and help enhance and formalize our culture of integrity, honesty and accountability.  We have posted this Code of Business Conduct and Ethics on the “Investor Relations” section of our website at www.englobal.com.

The Company also has a Code of Ethics applicable to the Chief Executive Officer and certain senior financial officers of the Company that complies with Item 406 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and with applicable NASDAQ rules.  We have posted this Code of Ethics on the “Investor Relations” section of our website at www.englobal.com.

Director Nominations

Consideration of Director Nominees

Shareholder Nominees

The Nominating & Corporate Governance Committee will carefully consider all qualified director candidates, whether such candidates are recommended by a shareholder or otherwise.  Any shareholder wishing to recommend a director candidate for the 2016 Annual Meeting of Shareholders should submit a nomination before January 6, 2016 to ENGlobal Corporation, 654 N. Sam Houston Parkway E., Suite 400, Houston, TX 77060-5914, Attention: Corporate Secretary.  Nominations should include the following information in order to facilitate the Nominating & Corporate Governance Committee’s review and consideration:

•	the name, telephone number and address of the recommending shareholder;
•	the name, age, business address and residence of the director candidate;
•	the principal occupation or employment of the director candidate for the past five years;
•
a description of the director candidate’s qualifications to serve as a director, including financial expertise and why the candidate qualifies or does not qualify as “independent” under the NASDAQ listing standards;

•	the number of shares of the Company’s common stock beneficially owned by the director candidate, if any;
•
a description of any arrangements or understandings between the recommending shareholder and the director candidate, if any, or any other person for whom the recommending shareholder is making the recommendation; and

•	whether or not the recommending shareholder and the director candidate consent to being named in the Company’s proxy statement with respect to disclosures regarding the nomination process.

No candidate for election to our Board has been recommended within the preceding year by a beneficial owner of 5% or more of our common stock.

Director Qualifications

The Nominating & Corporate Governance Committee establishes criteria for selecting new members of the Board.  The Board as a whole should reflect a range of skills, knowledge and experience in areas of importance to the Company.  Directors must be committed to upholding the highest standards of personal and professional integrity and to representing the interests of all shareholders, not particular shareholder constituencies.  The Nominating & Corporate Governance Committee places no specific restrictions on the number of terms directors may serve or other Boards on which a director may sit, but directors must possess sufficient time and energy to carry out their duties effectively.  A majority of directors must be “independent” under the NASDAQ rules, and members of the Company’s audit committee must meet NASDAQ financial literacy and sophistication requirements.  In determining whether a director is independent, the Board will broadly consider all relevant facts and circumstances.

Identifying and Evaluating Nominees for Directors

The Nominating & Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Nominating & Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the Nominating & Corporate Governance Committee will consider various potential candidates for director.  Candidates may come to the attention of the Nominating & Corporate Governance Committee through current Board members, shareholders or other persons.  These candidates will be evaluated at regular or special meetings of the Nominating & Corporate Governance Committee, and may be considered at any point during the year.  As described above, the Nominating & Corporate Governance Committee will consider properly submitted shareholder nominations for candidates for the Board based on the same criteria.  Although not part of any formal policy, our goal is a balanced and diverse Board, with members whose skills, backgrounds and experiences are complimentary and, together, cover the spectrum of areas that impact our business.  As part of this evaluation and to further our commitment to diversity, the Nominating & Corporate Governance Committee assesses whether the nominees, as a group, collectively represent a diversity of views, backgrounds, and experiences that will enhance the Board’s and our effectiveness.

Communications with the Board

Shareholders may communicate with the Board, Board committees, non-employee directors as a group, and individual directors by submitting their communications in writing to ENGlobal Corporation, 654 N. Sam Houston Parkway E., Suite 400, Houston, TX 77060-5914, Attention: Corporate Secretary.  Any communication must contain:

•	a representation that the shareholder is a holder of record of our capital stock;
•	the name and address, as they appear on our books, of the shareholder sending the communication; and
•	the number of shares of our capital stock that are beneficially owned by such shareholder.

ENGlobal’s Corporate Secretary will distribute such communications to the intended recipient upon receipt, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding the communication.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Nominees

The number of directors of the Company has been set at four in connection with the Meeting.  At the Meeting, you and the other shareholders will elect four individuals to serve as directors until the next annual meeting of shareholders, until their successors are duly elected or appointed or until their death, resignation, or removal.  Each of the nominees is currently a member of the Board.  The Nominating & Corporate Governance Committee, which consists solely of directors that are independent within the meaning of the rules of the NASDAQ, recommended the nomination of the four directors to the Board.

The individuals named as proxies will vote proxies received for the election of all nominees, unless you direct them to withhold your votes.  If any nominee becomes unable to serve as a director before the Meeting, an event that is not presently anticipated, discretionary authority may be exercised by the persons named as proxies to vote for substitute nominees proposed by the Board.

There are no arrangements or understandings between ENGlobal and any person pursuant to which such person has been elected as director.

The nominees for director, each of whom has consented to serve, if elected, are as follows:

Name of Nominee:	William A. Coskey, P.E.
Position:	Chairman of the Board and Chief Executive Officer
Director Since:	1985
Age:	62
Present positions and offices with the Company, principal occupations and other directorships during the past five years:

Mr. Coskey founded ENGlobal in 1985 and has served in various positions, including service as Chairman of the Board since June 2005 and as President and Chief Executive Officer since August 2012.  From April 2007 until May 2010, he served as Chief Executive Officer.  Prior to that, he served as Chairman of the Board, Chief Executive Officer and President from 1985 until 2001, Chief Operating Officer from 2001 to 2003, and President from 2001 to June 2005.  Mr. Coskey, an honors graduate, received a Bachelor of Science in Electrical Engineering from Texas A&M University in 1975 and is a Registered Professional Engineer.  He served on the Texas A&M University Electrical Engineering Department Advisory Council from 1999 to 2014, and from 2006 until 2014, he served as Chairman of the Council.  Mr. Coskey received the 2014 Outstanding Alumni Honor Award from the Texas A&M University College of Engineering.  In 2014, Mr. Coskey was also appointed to the Texas A&M College of Engineering Advisory Council.

Qualifications for Consideration:

The Board selected Mr. Coskey to serve as a director because it believes that, as the founder of ENGlobal, he provides a unique perspective to the Board.  He was responsible for ENGlobal’s initial public offering in 1994, listing on the American Stock Exchange in 1998, and listing on the NASDAQ Stock Market in 2007.  In June 2009, he was awarded the Ernst & Young Entrepreneur Of The Year® in the Energy Services category for the Houston & Gulf Coast Area.  The Board believes Mr. Coskey’s industry knowledge and business experiences give him invaluable insights into the Company’s challenges, opportunities and operations.

Name of Nominee:	David W. Gent, P.E.
Position:	Lead Independent Director
Director Since:	1994
Age:	62
Present positions and offices with the Company, principal occupations and other directorships during the past five years:

Mr. Gent has served as a director of ENGlobal since June 1994, is Chairman of the Nominating & Corporate Governance Committee and is a member of the Audit and Compensation Committees.  Mr. Gent has served as the Company’s Lead Independent Director since 2002.  Since 2011, Mr. Gent has served as the Chairman of SofTest Designs Corporation, an automation and test systems company that he founded in 1980.  From 1991 through 2011, Mr. Gent held various positions for Bray International, Inc., an industrial flow control manufacturer.  From 2005 to 2011, Mr. Gent served as Senior Vice President of Bray International and was responsible for overseeing worldwide engineering, information services, and training.  Mr. Gent, an honors graduate, received a Bachelor of Science in Electrical Engineering from Texas A&M University in 1975 and an MBA from Houston Baptist University.  He is a Registered Professional Engineer and a senior member of the Instrument Society of America.  Mr. Gent serves on the Texas A&M University Electrical Engineering Department Advisory Council and he holds several patents in the field of industrial flow controls.

Qualifications for Consideration:

The Board selected Mr. Gent to serve as a director, and as Lead Independent Director, because it believes he possesses valuable engineering expertise, including extensive experience managing multinational engineering, research and development, information technology, and manufacturing operations, including domestic and international operations obtained through start-ups and acquisition.  He provides the perspective of a leader with experience in global operations and strategy who has faced and effectively dealt with economic and governance issues.

Name of Nominee:	Randall B. Hale
Position:	Independent Director
Director Since:	2001
Age:	52
Present positions and offices with the Company, principal occupations and other directorships during the past five years:

Mr. Hale has served as a director of ENGlobal since December 2001, and is Chairman of the Audit Committee and a member of the Compensation and Nominating & Corporate Governance Committees.  Mr. Hale is the founder of Rock Hill Capital Group, LLC, an investment management firm, and serves as its Managing Director.  Mr. Hale is responsible for managing all aspects of the investment activities of the firm, including capital raising, deal sourcing and investment management of portfolio companies.  Prior to founding Rock Hill, he served as an Executive Vice President and a Director of Equus Capital Management Corporation, investment advisor to several private equity funds, from November 1992 to November 2002.  Prior to joining Equus, Mr. Hale served in an audit, consulting and advisory capacity with a public accounting firm in Houston, Texas.  In September 2004, he co-founded ConGlobal Industries, Inc., a provider of intermodal services to the shipping industry, and served as its Executive Chairman until its sale in December 2013.  ConGlobal was formed in September 2004 to facilitate the merger of Container-Care International, Inc., an intermodal services company, with Global Intermodal Systems, Inc.  Prior to the merger, Mr. Hale served as the President and Chief Executive Officer of Container-Care from February 2003 to September 2004.  Mr. Hale serves on several private company boards.  He is the past President and Director of the Houston Private Equity Association and is an active member of the Association for Corporate Growth.  Mr. Hale received a BBA in Business Administration from Texas A&M University in 1985 and is a certified public accountant.

Qualifications for Consideration:

The Board selected Mr. Hale to serve as a director because it believes he possesses valuable financial expertise, including extensive experience with capital markets transactions and investments in both public and private companies.  Mr. Hale’s CPA background assists ENGlobal with financial and accounting issues and is invaluable to our Board’s discussions of the Company’s capital and liquidity needs.  ENGlobal also benefits from Mr. Hale’s entrepreneurial experience and his service as a director and chairman on several private company boards.

Name of Nominee:	David C. Roussel
Position:	Independent Director
Director Since:	2001
Age:	66
Present positions and offices with the Company, principal occupations and other directorships during the past five years:

Mr. Roussel has served as a Director of the Company since December 2001, and is Chairman of the Compensation Committee and a member of the Audit and Nominating & Corporate Governance Committees.  Mr. Roussel, who retired in 2014, worked for Jefferies Energy Investment Banking, a leading mergers and acquisitions advisor in the global oil and gas industry, or its predecessor companies from 2003 to 2014 and served as a Senior Vice President responsible for managing acquisition and divestiture projects on behalf of clients.  Jefferies Energy Investment Banking is a division of Jefferies & Company, Inc., a global investment bank and institutional securities firm.  Mr. Roussel received a Bachelor of Science degree in Mechanical Engineering from Iowa State University in 1971 and completed the Harvard Advanced Management Program in 1992.

Qualifications for Consideration:

The Board selected Mr. Roussel to serve as a director because it believes he possesses valuable engineering experience, including a sound background in the energy industry, business operations and business development practices.  Mr. Roussel’s experience in senior and general management roles helps the Board address the challenges the Company faces with respect to development of its growth strategy, mergers and acquisitions, and joint venture formation.  ENGlobal also benefits from Mr. Roussel’s ability to address diverse matters that come before the Board.

Vote Required

Directors are elected by a plurality, and the four nominees who receive the most “FOR” votes will be elected.  Abstentions and broker non-votes will not affect the outcome of the election.

Recommendation of the Board

The Board recommends that shareholders vote FOR each of the nominees to serve as a director.

PROPOSAL TWO:
APPROVAL OF (i) THE AMENDMENT TO THE
ENGLOBAL CORPORATION 2009 EQUITY INCENTIVE PLAN AND
(ii) THE INDIVIDUAL LIMITS, ELIGIBLE INDIVIDUALS AND PERFORMANCE MEASURES FOR CERTAIN AWARDS INCLUDED IN THE ENGLOBAL CORPORATION 2009 EQUITY INCENTIVE PLAN, AS AMENDED BY THE AMENDMENT, FOR PURPOSES OF MEETING THE PERFORMANCE-BASED COMPENSATION EXCEPTION UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE

Background

In June 2009, the Company's shareholders approved a new 2009 Equity Incentive Plan (the “Equity Plan,” or the “Plan”) that initially provided for the issuance of up to 480,000 shares of common stock.  The Equity Plan provides for grants of non-statutory options, incentive stock options, restricted stock awards, performance shares, performance units, restricted stock units and other stock-based awards, in order to enhance the ability of ENGlobal to motivate current employees, to attract employees of outstanding ability and to provide for grants to be made to non-employee directors.  Grants to employees will generally vest over a four-year period, one-fourth each year until they are fully vested.  Grants to non-employee directors will vest quarterly over a one-year period coinciding with their service term.  On April 26, 2012, the Board approved, and the shareholders subsequently approved, an amendment to the Plan to increase the number of shares available for issuance under the Plan by 500,000 from 480,000 to 980,000.  On October 20, 2013, the Board approved, and the shareholders subsequently approved, an amendment to the Plan to increase the number of shares available for issuance under the Plan by 850,000 from 980,000 to 1,830,000 of which 308,918 are available for issuance pursuant to new awards at March 31, 2015.

At meetings held on March 10, 2015, and April 16, 2015, the Board recommended, subject to shareholder approval, the Amendment (the “Amendment”) to the Plan that (A) increases the number of shares available for issuance under the Plan by 750,000 shares, from 1,830,000 shares to 2,580,000 shares, and (B) provides additional maximum compensation limits for each calendar year that may be granted to an individual for certain awards under the Plan that are intended to meet the performance-based compensation exception under Section 162(m) of the Internal Revenue Code (as determined by the Compensation Committee) by providing that, with respect to such awards, no individual service provider may receive in any calendar year share-denominated awards (other than stock options and stock appreciation rights, which have separate limitations as provided in Section 6(b) of the Plan) with respect to more than 2,000,000 shares or cash-denominated performance awards that exceed $5,000,000, in order to enhance the ability of ENGlobal to retain and motivate current employees, to attract employees of outstanding ability and to provide for grants to be made to non-employee directors.  Service providers eligible for performance-based awards are employees and consultants of the Company, and any parent or subsidiary of the Company, as well as members of the Board.  The Board believes this increase is appropriate because it uses equity for the limited purpose of aligning the interests of participants under the Plan with those of the Company’s shareholders.  The Board also believes the limitation on the number of shares available for issuance under the Plan is appropriate to minimize shareholder dilution.

As of March 31, 2015, there were 276,935 unvested shares of restricted stock issued under the Plan and 308,918 shares available for issuance pursuant to new awards.  An additional number of shares of restricted stock are expected to be issued on June 18, 2015 as compensation to our non-employee directors for service on the Board for the 2015-2016 term and to key management personnel.  Assuming the fair market value per share of the grants is $1.79 (the closing price of the Company’s common stock on March 10, 2015), approximately 83,800 shares in the aggregate are expected to be issued to the non-employee directors.  In addition, approximately 380,000 shares are expected to be issued to key management personnel and new recruits in 2016.  As a result, unless the number of shares available for issuance under the Plan is increased, we will not have enough shares of common stock available to make these contemplated grants and we will have no additional shares of common stock available to use as incentive to attract, motivate, and retain employees and directors who are critical to the success of the Company.

The Company is seeking shareholder approval of the Amendment to the Plan in order to allow the future issuance of equity to its directors and current and potential employees and to provide that awards intended to meet the performance-based compensation exception under Section 162(m) of the Internal Revenue Code may do so.  A copy of the Amendment is attached to this proxy statement as Appendix A.  The Company believes equity awards encourage achievement of superior results by providing participants with an opportunity to acquire a proprietary interest in ENGlobal and additional incentive to work for its continued success.

Generally, the Company intends that certain awards (but not necessarily all) under the Plan be able to qualify for exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code.  Section 162(m) generally limits to $1 million the deduction available to public companies for compensation paid to its chief executive officer and certain other executive officers (referred to as “covered employees”).  This limitation does not apply, however, to “performance-based compensation” as defined under Section 162(m).  For grants of certain awards under the Plan to constitute “performance-based compensation,” the material terms of the Plan must be disclosed to and re-approved by the Company’s shareholders no later than the first meeting of shareholders that occurs in the fifth year following the year in which shareholders previously approved the material terms of the performance measures.  Under the Section 162(m) regulations, the “material terms” of the Plan are (i) the maximum amount of compensation that may be paid to a participant under the Plan in any year, (ii) the employees eligible to receive compensation under the Plan, and (iii) the business criteria on which the performance goals may be based.

The Company also is seeking approval of the material terms of the Plan, as amended pursuant to the Amendment attached hereto as Appendix A, for Section 162(m) purposes so that certain new awards to covered employees under the Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) will be fully deductible by the Company.  The material terms of the Plan for Section 162(m) purposes that the shareholders are being asked to approve are described below under the heading “Summary Description of the Plan” as follows:  (i) the maximum individual compensation limits are discussed in the section entitled “Authorized Shares; Individual Limits on Awards,” and are set forth in Section 6(b) of the Plan and new Section 6(c) of the Plan as provided in the Amendment, (ii) the eligible service providers are described in the section entitled “Eligibility” and are set forth in Section 2(kk) and 4(b) of the Plan, and (iii) the performance business criteria are described in the section entitled “Performance-Based Awards” and are set forth in Section 2(aa) of the Plan.

Summary Description of the Plan

The following summary of the principal terms of the Plan is qualified in its entirety by the full text of the Plan, which has been filed as Appendix A to our proxy statement on Schedule 14A filed with the SEC on April 30, 2009, as amended by Appendix A to our proxy statement on Schedule 14A filed with the SEC on April 30, 2012 and Appendix A to our proxy statement on Schedule 14A filed with the SEC on November 8, 2013, and can be reviewed on the SEC’s website at www.sec.gov.  You may also obtain, free of charge, a copy of the Plan by writing to our Corporate Secretary at 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060-5914.

Purpose.  The purpose of the Plan is to attract and retain key employees, directors and consultants by providing them with additional incentives, and to promote the success of the Company’s business.

Administration.  The Board or one or more committees appointed by the Board will administer the Plan.  For this purpose, the Board has delegated general administrative authority for the Plan to the General Counsel.  A committee may delegate some or all of its authority with respect to the Plan to another committee of directors and may delegate certain limited award grant authority to one or more officers of the Company.  (The appropriate acting body, be it the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this summary as the “Administrator.”)  The Administrator determines the number of shares that are subject to awards and the terms and conditions of such awards, including the price (if any) to be paid for the shares or the award.  Along with other authority granted to the Administrator under the Plan, the Administrator may (i) determine fair market value, (ii) select recipients of awards, (iii) determine the number of shares subject to awards, (iv) approve forms of award agreements, (v) determine the terms and conditions of awards, (vi) reduce the exercise price of outstanding awards without participant consent, (vii) amend outstanding awards, and (viii) allow participants to satisfy withholding tax obligations through a reduction of shares.

Eligibility.  Persons eligible to receive awards under the Plan include our officers, employees, consultants and members of the Board.  The Administrator determines from time to time the participants to whom awards will be granted.  An award may be granted by the Administrator to any eligible person to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Administrator.  The number of shares so awarded shall be determined by the Administrator and may be granted independently or in lieu of a cash bonus.  We currently have approximately 420 employees and three non-employee directors.

Authorized Shares; Individual Limits on Awards.  The maximum number of shares of common stock that may be issued pursuant to awards under the Plan is currently 1,830,000 shares and will be 2,580,000 shares upon shareholder approval of the Amendment to the Plan.

The maximum number of shares subject to option treatment that may be granted during any calendar year to any individual under the Plan is currently 50% of the maximum number of shares authorized for grants under the Plan, which will be 1,290,000 shares upon shareholder approval of the Amendment to the Plan.  The maximum number of shares subject to stock appreciation rights that may be granted during any calendar year to any individual under the Plan is currently 50% of the maximum number of shares authorized for grants under the Plan, which will be 1,290,000 shares upon shareholder approval of the Amendment to the Plan.  Further, in connection with an individual’s commencement as a service provider to the Company, up to an additional 10% of the maximum number of shares authorized for grants under the Plan, which would be 258,000 shares upon shareholder approval of the Amendment, may be granted to such individual in the form of options or stock appreciation rights.

In addition, upon shareholder approval of the Amendment to the Plan, the maximum number of shares that may be issued to an individual service provider (other than with respect to stock options or stock appreciation rights, which limits are described above) under the Plan for a calendar year is 2,000,000 shares, and the maximum amount that may be paid in cash to an individual service provider under the Plan for a calendar year is $5,000,000.

To the extent that the Company settles an award for cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the Plan.  To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, only the shares actually issued shall be counted against the applicable share limits.  Shares that are subject to or underlie awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan will again be available for subsequent awards under the Plan.  Additionally, shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award under the Plan, will be available for subsequent awards under the Plan and are not counted against the applicable share limits.

As is customary in incentive plans of this nature, the number and kind of shares available under the Plan and the then outstanding stock-based awards, as well as exercise or purchase prices, performance targets under certain performance-based awards and share limits, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, dividends, stock splits, a split-up or a spin-off, repurchases or exchange, or other similar events, or extraordinary dividends or distributions of property to the shareholders.

Incentive Awards.  The Plan authorizes stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares and performance units, as well as other awards (described in the Plan) that are responsive to changing developments in management compensation.  The Plan retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances.  Any award may be paid or settled in cash.  An option or SAR will expire, or other award will vest in accordance with the schedule set forth in the applicable award agreement.

Stock Option.  A stock option is the right to purchase shares of Common Stock at a future date at a specified price per share generally equal to, but no less than, the fair market value of a share on the date of grant.  An option may either be an Incentive Stock Option (“ISO”) or a non-statutory stock option (“NSO”).  ISO benefits are taxed differently from NSOs, as described under “Federal Income Tax Treatment of Awards under the Plan,” below.  ISOs also are subject to more restrictive terms and are limited in amount by the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan.  Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the Administrator.

SARs.  A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a common share on the date of exercise of the SAR over the base price of the SAR.  The base price will be established by the Administrator at the time of grant of the SAR but will not be less than the fair market value of a share on the date of grant.  SARs may be granted in connection with other awards or independently.

Restricted Stock.  A restricted stock award is typically for a fixed number of shares of Common Stock subject to restrictions.  The Administrator specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service and/or performance standards) imposed on such shares.

Restricted Stock Units.  A restricted stock unit is similar to a SAR except that it entitles the recipient to receive an amount equal to the fair market value of a share of Common Stock.

Performance-Based Awards.  Performance-based awards designed to satisfy the requirements for deductibility under Section 162(m) of the Code (in addition to other awards expressly authorized under the Plan which may also qualify as performance-based) and may be based on the performance of the Company and/or one or more of our subsidiaries, divisions, segments, or units, or individual goals.  The business criteria from which performance goals will be established are listed in the Plan under the term “Performance Goals” and include one or more of the following: implementation of a strategic plan, stock price, earnings per share, total stockholder return, operating margin, stock price as a multiple of cash flow, return on equity, return on assets, return on investments, operating income, net operating income, pre-tax income, cash flow, revenue, expenses, earnings before interest, tax and depreciation, economic value added, corporate overhead costs, stockholder equity, and corporate acquisitions.  Performance goals may be adjusted to reflect certain changes, including reorganizations, liquidations and capitalization and accounting changes, to the extent permitted by Section 162(m).  Performance-based awards may be stock-based (payable either in stock only or in cash or stock) or may be cash-only awards (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above).  Before any performance-based award is paid, the Administrator must certify that the performance goals have been satisfied.  The Administrator has discretion to determine the performance goals and restrictions or other limitations of the individual awards and reserves discretion to reduce payments below maximum award limits.

The Administrator may grant stock unit awards and permit deferred payment of awards, and may determine the form and timing of payment, vesting, and other terms applicable to stock units or deferrals.

Acceleration of Awards; Possible Early Termination of Awards.  Upon a change in control of the Company, outstanding awards under the Plan will be assumed or substituted.  However, if the successor corporation does not assume or substitute the outstanding awards, then vesting of these awards will fully accelerate, and in the case of options or stock appreciation rights, will become immediately exercisable.  For this purpose a change in control is defined to include certain changes in the majority of the Board, the sale of all or substantially all of the Company’s assets, and the consummation of certain mergers or consolidations.

Transfer Restrictions.  Subject to certain exceptions, awards under the Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by him or her.

Termination of or Changes to the Plan.  The Board may amend or terminate the Plan at any time and in any manner; provided, however, that under NASDAQ rules and the Code, shareholder approval generally is required in connection with any material amendment to the Plan.  Unless required by applicable law or listing agency rule, shareholder approval for any amendment will not be required.  Unless previously terminated by the Board, the Plan will terminate on June 18, 2019.  Generally speaking, outstanding awards may be amended, subject, however, to the consent of the holder if the amendment materially and adversely affects the holder.

Federal Income Tax Treatment of Awards under the Plan

Federal income tax consequences (subject to change) relating to awards under the Plan are summarized in the following discussion.  This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

For “NSOs,” the Company is generally entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise.  For ISOs, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise.  The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns:  SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses and performance share awards are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid.  The Company will generally have a corresponding deduction at the time the participant recognizes income.  However, as for those awards subject to ISO treatment, the Company would generally have no corresponding compensation deduction.

If an award is accelerated under the Plan in connection with a change in control (as this term is used under the Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered).  Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards which are not “performance-based” within the meaning of Section 162(m) of the Code may not be permitted to be deducted by the Company in certain circumstances.

Inapplicability of ERISA.  Based upon current law and published interpretations, ENGlobal does not believe the Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Anticipated Grants

As discussed in greater detail in the “Director Compensation” section of this proxy, the Board anticipates awarding a number of shares of restricted stock to each of its non-employee directors valued at approximately $50,000 for director equity compensation, which the Compensation Committee considers commensurate with peer company director compensation.

The following table represents the expected number of restricted shares to be granted in June 2015 to our non-employee directors, assuming the fair market value of the grant was $1.79 on June 18, 2015

Name and Position	Aggregate Amount of Award ($)	Number of Shares of Restricted Stock
David W. Gent, P.E.	50,000	27,933
Randall B. Hale	50,000	27,933
David C. Roussel	50,000	27,933
Total		83,799

No other specific grants are determinable at this time.

Equity Compensation Plan Information

The following table sets forth certain information concerning the Company’s equity compensation plans as of December 27, 2014.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	150,000	(1)	7.94	598,018	(2)

Equity compensation plan not approved by security holders	--		--	--

(1) Includes options issued under our 1998 Incentive Plan, which plan expired in June 2008.
(2) Includes only shares available under the 2009 Plan, since the 1998 Incentive Plan expired in June 2008.

Vote Required

The approval of (i) the Amendment to the Plan and (ii) the individual limits, eligible individuals and performance measures for certain awards included in the Plan, as amended by the Amendment, for purposes of meeting the performance-based compensation exception under Section 162(m) of the Internal Revenue Code require the affirmative vote of the holders of a majority of the shares represented at the Meeting, in person or by proxy, and entitled to vote.  For the approval of (i) the Amendment to the Plan and (ii) the individual limits, eligible individuals and performance measures for certain awards included in the Plan, as amended by the Amendment, you may vote “FOR” or “AGAINST” or abstain from voting.  If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote “AGAINST” this proposal.  If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them on how to vote on this proposal, your broker or other nominee will not have authority to vote your shares.  As a result, there are not generally expected to be any broker non-votes with respect to this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR the approval of (i) the Amendment to the ENGlobal 2009 Equity Incentive Plan and (ii) the individual limits, eligible individuals and performance measures for certain awards included in the ENGlobal 2009 Equity Incentive Plan, as amended by the Amendment, for purposes of meeting the performance-based compensation exception under Section 162(m) of the Internal Revenue Code.

PROPOSAL THREE:
THE RATIFICATION OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF
ENGLOBAL FOR FISCAL YEAR 2015

The Audit Committee has appointed Hein & Associates LLP, an independent registered public accounting firm, as the Company’s independent registered public accounting firm to examine the consolidated financial statements of ENGlobal for the fiscal year ended December 26, 2015, and to perform other appropriate audit and advisory services and is requesting ratification of such appointment by the shareholders.

In the event that the shareholders do not ratify the appointment of Hein & Associates LLP, the adverse vote will be considered as a direction to the Audit Committee to select another independent registered public accounting firm for the next fiscal year.  However, because of the difficulty and expense of making any substitution of independent registered public accounting firms after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ended December 26, 2015, will be permitted to stand, unless the Audit Committee finds other reasons for making a change.  It is understood that even if the selection of Hein & Associates LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of ENGlobal and its shareholders.

Representatives of Hein & Associates LLP will be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The ratification of the appointment of Hein & Associates LLP for the year ending December 26, 2015, requires the affirmative vote of the holders of a majority of the shares represented at the Meeting, in person or by proxy, and entitled to vote.  For the ratification of our independent registered public accountants, you may vote “FOR” or “AGAINST” or abstain from voting.  If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a vote “AGAINST” this proposal.  If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares.  As a result, broker non-votes are not expected to have an effect on the approval of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR the ratification of the appointment of Hein & Associates LLP as the independent registered public accounting firm of ENGlobal for fiscal year 2015.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2015, by each director, the executive officers named in the “Summary Compensation Table” and all directors and executives as a group.  None of these shares are pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1), (2)

Mr. Coskey	8,669,035	(3)	30.94%
Mr. Hale	370,013	(4)	1.32%
Mr. Gent	358,013	(5)	1.28%
Mr. Roussel	303,436	(6)	1.08%
Mr. Hess	142,500	(7)	*
Mr. Williams	30,300	(8)	*

All directors and officers as a group (6 persons)	9,873,297	(9)	35.24%

*   Represents less than 1% of the shares of common stock outstanding.

(1)
Beneficial ownership of common stock has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power with respect to such securities, has the right to acquire beneficial ownership within 60 days, or acquires such securities with the purpose or effect of changing or influencing the control of ENGlobal.

(2)	Based on 28,021,130 shares issued and outstanding on March 31, 2015.
(3)
Includes 8,668,935 shares of common stock held in the name of Alliance 2000, Ltd., whose general partner is jointly owned by Mr. Coskey and his spouse.  Mr. Coskey has shared power to vote and dispose of such shares.

(4)
Includes options held by Mr. Hale to acquire an aggregate 150,000 shares of common stock that are exercisable on or within 60 days of March 31, 2015.  Does not include 3,644 unvested shares of restricted stock which were granted to Mr. Hale in June 2014 which will be fully vested the earlier of the Company’s 2015 Annual Meeting of Shareholders or June 30, 2015.

(5)
Includes options held by Mr. Gent to acquire an aggregate 150,000 shares of common stock that are exercisable on or within 60 days of March 31, 2015.  Does not include 3,644 unvested shares of restricted stock which were granted to Mr. Gent in June 2014 which will be fully vested the earlier of the Company’s 2015 Annual Meeting of Shareholders or June 30, 2015.

(6)
Includes options held by Mr. Roussel to acquire an aggregate 150,000 shares of common stock that are exercisable on or within 60 days of March 31, 2015.  Does not include 3,644 unvested shares of restricted stock which were granted to Mr. Roussel in June 2014 which will be fully vested the earlier of the Company’s 2015 Annual Meeting of Shareholders or June 30, 2015.

(7)
Does not include 37,500 unvested shares of restricted stock which were granted to Mr. Hess in December 2012 which will vest in one additional installment on December 31, 2015.  Does not include 30,000 unvested shares of restricted stock which were granted to Mr. Hess in January 2014 which will vest in two additional equal installments on January 8, 2016 and January 8, 2017.  Does not include 40,500 unvested shares of restricted stock which were granted to Mr. Hess in February 2015 which will vest in four equal installments on February 9, 2016, February 9, 2017, February 9, 2018 and February 9, 2019.

(8)
Does not include 30,000 unvested shares of restricted stock which were granted to Mr. Williams in January 2014 which will vest in two additional equal installments on January 8, 2016 and January 8, 2017.  Does not include 40,500 unvested shares of restricted stock which were granted to Mr. Williams in February 2015 which will vest in four equal installments on February 9, 2016, February 9, 2017, February 9, 2018 and February 9, 2019.

(9)
Includes options to acquire an aggregate 450,000 shares of common stock that are exercisable on or within 60 days of March 31, 2015.  Does not include 249,000 shares of unvested restricted stock granted to our executive officers and 10,932 shares of unvested restricted stock granted to our directors.

Principal Shareholders

The following table sets forth information as of December 31, 2014, about persons whom we know to be the beneficial owners of more than 5% of our issued and outstanding common stock based solely on our review of the statement of beneficial ownership filed by these persons/entities with the SEC as of the date of such filing:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1),(2)

Alliance 2000, Ltd. c/o 654 N. Sam Houston Pkwy. E. Suite 400 Houston, TX 77060-5914	8,668,935	(3)	30.94%
NGP Energy Technology Partners II, L.P. NGP ETP II, L.L.C. Energy Technology Partners, L.L.C. Philip J. Deutch c/o 1700 K Street NW, Suite 750 Washington, D.C. 20006	2,290,537	(4)	8.17%
NorthPointe Capital, LLC c/o 101 W. Big Beaver, Suite 745 Troy, MI 48084	1,550,716	(5)	5.53%

(1)
Beneficial ownership of common stock has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power with respect to such securities, has the right to acquire beneficial ownership within 60 days, or acquires such securities with the purpose or effect of changing or influencing the control of ENGlobal.

(2)	Based on 28,021,130 shares issued and outstanding on March 31, 2015.
(3)	Alliance 2000, Ltd. (“Alliance”) is a Texas limited partnership whose general partner is jointly owned by Mr. Coskey and his spouse.
(4)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed by NGP Energy Technology Partners II, L.P. (“NGP Energy Tech”), NGP ETP II, L.L.C. (“NGP GP”), Energy Technology Partners, L.L.C. (“ETP”), and Mr. Philip J. Deutch, with the SEC on February 13, 2015 with respect to holdings of common stock as of December 31, 2014.  NGP GP is the general partner of NGP Energy Tech.  ETP is the sole manager of NGP GP and Mr. Deutch is the sole member and manager of ETP. By virtue of those relationships, Mr. Deutch may direct the vote and disposition of the 2,290,537 shares of common stock held by NGP Energy Tech.

(5)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed by NorthPointe Capital, LLC (“NorthPointe”) with the SEC on February 11, 2014 with respect to holdings of common stock as of December 31, 2013. NorthPointe has the sole power to vote or direct the vote of 285,388 shares and sole power to dispose or direct the disposition of 1,550,716 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission.  The SEC has designated specific due dates for such reports and ENGlobal must identify in this proxy statement those persons who did not file such reports when due.

Based solely upon a review of Forms 3 and 4 and any amendments thereto furnished to ENGlobal during our fiscal year ended December 27, 2014, and Forms 5 and any amendments thereto furnished to ENGlobal with respect to the same fiscal year, we believe that our directors, officers, and greater than 10% beneficial owners timely filed all required Section 16 reports.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted a policy requiring that all transactions between the Company and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Board.  Pursuant to such policy, the Company’s Audit Committee is responsible for the review and assessment of all related party transactions.

The Board has determined that no related party transactions existed during fiscal year 2014.

EXECUTIVE OFFICERS

Set forth below is a brief description of the business experience of each of our executive officers, except Mr. Coskey, whose biography is listed above.

Named Executive Officer:	Mark A. Hess
Position:	Chief Financial Officer and Treasurer
Age:	56
Present positions and offices with the Company, principal occupations during the past five years:

Mr. Hess has served as Chief Financial Officer of ENGlobal Corporation since September 2012 and served as interim Chief Financial Officer from June 2012 to September 2012.  Mr. Hess previously served as the Company’s Corporate Controller from July 2011 until June 2012.  Prior to joining ENGlobal, Mr. Hess served as Vice President and Chief Accounting Officer of Geokinetics, Inc., a seismic data service company, from April 2008 to April 2010.  From November 2004 to April 2008, he served as Director of Finance for CGGVeritas, a seismic data service company. Mr. Hess is a CPA, holds a Bachelor of Business Administration in Accounting from the University of Houston and is an active member of Financial Executives International.

Named Executive Officer:	R. Bruce Williams
Position:	Chief Operating Officer
Age:	62
Present positions and offices with the Company, principal occupations during the past five years:

Mr. Williams was appointed the Chief Operating Officer in December 2013 and the President of ENGlobal Government Services, Inc. in September 2012.  He served as Senior Vice President, Midwest/Southwest Operations of ENGlobal’s Engineering and Construction segment from September 2012 to September 2013.  He initially joined ENGlobal in 2004, and from November 2010 until September 2012, he served in various roles at ENGlobal, including General Manager of the Tulsa Office, Vice President of Midwest and Southwest Operations, Senior Project Manager of Engineering/ Projects, and acting General Manager of ENGlobal Government Services, Inc.  Prior to joining ENGlobal, Mr. Williams served as Vice President – Engineering for U.S. Transcarbon LLC, a petroleum coke gasification project developer, from April 2008 until October 2010.  In total, he has over 35 years of domestic and international experience in engineering and project management, including several project management positions of increasing responsibility in the U.S., Middle East, Papua New Guinea, Asia, Mexico and Brazil.  Mr. Williams has an undergraduate degree in Chemistry from the University of Northern Iowa, with post graduate studies in Environmental Management from the University of Houston and MBA studies at Incarnate Word University.

Named Executive Officer:	J. Michael Harrison
Position:	Senior Vice President, Business Development
Age:	57
Present positions and offices with the Company, principal occupations during the past five years:

Mr. Harrison was appointed Senior Vice President of Business Development in September 2013, and previously served in various Business Development/Operational capacities since joining the Company in 2009. He has over 25 years of Business Development experience in the engineering and construction industries.  Mr. Harrison was previously Vice President, Business Development for Commonwealth Engineering and Construction, LLC, an engineering and construction firm, from 2006 to 2009.  Prior to his tenure at Commonwealth, Mr. Harrison worked for Jacobs, an engineering and construction firm, from 1996 to 2005 in progressively higher levels of Business Development responsibility.  Mr. Harrison has served on the Board of the Rice University Global Engineering & Construction Forum since 2010 and was appointed its Annual Conference Chair in 2012 and 2013.  He has a BBA from Stephen F. Austin State University and has since received continuing technical education at the University of Oklahoma.

Named Executive Officer:	Tami L. Walker
Position:	General Counsel, Vice President, and Secretary
Age:	50
Present positions and offices with the Company, principal occupations during the past five years:

Ms. Walker joined the company in 2011 and was appointed General Counsel, Vice President and Secretary in April 2014, previously serving as Corporate Vice President and General Counsel.  Ms. Walker has more than 25 years of legal experience in various industries including oil and gas, transportation, telecommunications and wind power generation.  Most recently, from 2008 to 2011, Ms. Walker served as General Counsel-Development for E.ON Climate & Renewables North America.  Ms. Walker also served as Vice President and Associate General Counsel for Level 3 Communications and its predecessor Broadwing Communications from 2005 to 2007 and as Sr. Corporate Counsel from 1999-2005.  Ms. Walker holds BS in Accounting from Southwestern Oklahoma State University and a JD from the University of Texas.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding compensation earned during the last two fiscal years by our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation (2)($)	Total ($)

Mr. Coskey ~ President & Chief Executive Officer	2014	48,704				48,704
	2013	124,024				124,024

Mr. Hess ~ Chief Financial Officer & Treasurer (3)	2014	216,299	21,630	96,000	3,787	337,716
	2013	215,061				215,061

Mr. Williams ~ Chief Operating Officer (4)	2014	236,912	23,690	96,000	4,393	360,995
	2013	232,441	1,000			233,441
____________________________________
(1)
This column shows the grant date fair value of equity awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718).  Values for awards subject to performance conditions are computed based upon the probable outcome of the performance condition as of the grant date.  For a description of certain assumptions made in the valuation of stock awards, see Note 11 to the Company’s audited consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014, as filed with the SEC on March 12, 2015.

(2)
All Other Compensation includes 401(k) matching contributions.  The Company did not match contributions in 2013. Does not include perquisites or personal benefits if the aggregate amount less than $10,000.  Does not include medical, dental, life, short and long term disability or paid time off benefits which were available to all employees.

(3)	In 2014, Mr. Hess received a $21,630 bonus under the Company’s Short Term Incentive Plan.
(4)
Mr. Williams was appointed Chief Operating Officer of ENGlobal in September 2013 and served as Senior Vice President, Midwest/ Southwest Operations from November 2011 until September 2013.  Mr. Williams received a discretionary annual bonus payment in the amount of $1,000 in 2013. In 2014, Mr. Williams received a $23,690 bonus under the Company’s Short Term Incentive Plan.

Outstanding Equity Awards at Fiscal Year End 2014

The following table sets forth information as of December 27, 2014, regarding outstanding equity awards held by the named executive officers.  On December 26, 2014, the closing price on NASDAQ for the Company’s common stock was $1.85 per share.

	Restricted Stock Awards
Name	Number of Shares That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested

Mr. Coskey	--	--	--	--
Mr. Hess (1)	120,000	$228,000	--	--
Mr. Williams (2)	45,000	85,500	--	--
____________________________________
(1)
Includes shares that were granted under the 2009 Equity Incentive Plan (the “Plan”) on December 18, 2012, and vest over a four-year period with 25% vesting each year beginning December 31, 2012, including 37,500 shares that vested on December 31, 2013. Includes shares that were granted under the Plan on January 8, 2014, with 25% of the shares vested on the date of grant and the remainder of the shares vesting 25% over a three-year period beginning January 8, 2014. Does not include shares that were granted under the Plan on February 9, 2015, which vest over a four year period with the first vesting occurring on February 9, 2016.

(2)
Includes shares that were granted under Plan on January 8, 2014, with 25% of the shares vested on the date of grant and the remainder of the shares vesting 25% over a three-year period beginning January 8, 2015. Does not include shares that were granted under the Plan on February 9, 2015, which vest over a four year period with the first vesting occurring on February 9, 2016.

Employment Agreements; Termination and Change-in-Control Arrangements

As of December 27, 2014, Messrs. Coskey and Hess were each a party to a written employment agreement (the “Employment Agreements”) with ENGlobal.  The Employment Agreements provide for an annual base salary, subject to discretionary increases by the Board, and other compensation in the form of cash bonuses, incentive compensation, stock options, stock appreciation rights, and restricted stock awards.  Additionally, the executives receive health, life, and other insurance benefits in accordance with the terms of the Company’s benefit plans, and the Company provides management level support services and reimbursement for specified business expenses.

The Employment Agreements provide for severance payments and benefits in the case of termination of employment.  If employment ends because of death, the Company will pay any accrued but unpaid salary, additional compensation, and other benefits earned up to that date.  In the case of a physical or mental disability that prevents the executive from performing his services under the Employment Agreement for a period of six months in the case of Mr. Coskey, and three months, in the case of Mr. Hess, the Company may terminate the executive’s employment.  If the Company terminates an executive’s employment in such cases of disability, the Employment Agreements provide that the Company will continue to pay the executive his full salary and benefits for the six months following the date of termination (the “Initial Severance Period”).  At the Company’s option, severance payments consisting of 50% of the monthly amount of the executive’s base salary for Mr. Coskey, and in the case of Mr. Hess, 100% of the monthly amount of his base salary, and full benefits may be extended for an additional six-month period following the Initial Severance Period.

If the Company terminates an executive’s employment for “cause,” as defined in the Employment Agreements, the Company will pay any accrued but unpaid salary, additional compensation, and other benefits earned up to the effective date of termination.  If the Company terminates an executive’s employment without “cause,” the Employment Agreement provides that the Company will continue to pay the executive his full salary and benefits for the Initial Severance Period.  At the Company’s option, severance payments consisting of 50% of the monthly amount of the executive’s base salary for Mr. Coskey, and in the case of Mr. Hess, 100% of the monthly amount of his base salary, and full benefits may be extended for an additional six-month period following the Initial Severance Period.

The Employment Agreements include a covenant not to compete following termination of employment for a period of up to one year as well as confidentiality provisions as are customary in nature and scope, for such agreements.

The terms of the Employment Agreements were set through the course of arms-length negotiations with the executives.  As part of these negotiations, the Compensation Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some of the companies in our peer group.  The Compensation Committee used this approach in setting the amounts payable and the triggering events under the Employment Agreements.  The Employment Agreements’ termination of employment provisions were entered into in order to address competitive concerns by providing the executives with a fixed amount of compensation that would offset the potential risk of foregoing other opportunities.  At the time of entering into the Employment Agreements, the Compensation Committee considered ENGlobal’s aggregate potential obligations in the context of retaining the executive and his expected compensation.

Executive Perquisites

Our use of perquisites as a component of compensation is limited and largely based on historical practices and policies of our Company.  These perquisites and other benefits are provided to assure competitiveness and provide an additional retention incentive for these named executives.  Our Compensation Committee endeavors to adhere to a high level of propriety in managing executive benefits and perquisites.  We do not own a plane and do not provide any personal aircraft use for executives.

Other Compensation

From time to time, we make available to employees and executives certain other fringe benefits.  We may provide club memberships, tickets to sporting or cultural events, tickets to community events, etc.  To the extent that such items are taxable to the individual, they are considered to be part of the individual’s compensation package.

Review of and Conclusion Regarding All Components of Executive Compensation

Based on our performance during the past several years, and in light of our executives’ efforts in directing the Company, the Compensation Committee and the Board have determined that the compensation paid to Mr. Coskey, as well as compensation paid to our other named executive officers, serves the best interests of our shareholders and continues to emphasize programs that the Compensation Committee and the Board believe positively affect shareholder value.

DIRECTOR COMPENSATION

The following table discloses cash and equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the fiscal year ended December 27, 2014.

	Fees Earned or Paid in Cash	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation	Total
Name	($)(1)			($)
Mr. Hale	$34,000	$50,000	--	--	$84,000
Mr. Gent	$30,000	$50,000	--	--	$80,000
Mr. Roussel	$30,000	$50,000	--	--	$80,000

(1) Amount paid in cash to non-employee directors for director compensation earned for their 2014-2015 Board service.
(2) This column shows the grant date fair value of equity awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718).  Values for awards subject to performance conditions are computed based upon the probable outcome of the performance condition as of the grant date.  For a description of certain assumptions made in the valuation of stock awards, see Note 11 to the Company’s audited consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014, as filed with the SEC on March 12, 2015.  Represents 14,577 shares of restricted stock at a fair market value per share price of $3.43 granted to each director on June 19, 2014, as described below under “Restricted Stock Grants.”  As of December 27, 2014, Messrs. Hale, Gent and Roussel each had a total of 10,933 shares of restricted stock outstanding.
(3) As of December 27, 2014, Messrs. Hale, Gent and Roussel each had a total of 150,000 stock options outstanding.

The principal objectives of our director compensation programs are to:  (i) compensate for time spent on the Company’s behalf, (ii) ensure similar compensation standards at companies of comparable size, industry and complexity, and (iii) align the compensation programs with long-term value to the Company’s shareholders.  We attempt to accomplish these objectives in an economical manner through a combination of reasonable director retainer fees and equity incentive grants to the directors.

Retainer Fees

Beginning in the 2014-2015 service year, our non-employee directors, Messrs. Gent, Hale and Roussel, received an annual cash retainer of $30,000 as compensation for their service to the Company and are also eligible for reimbursement of travel and other miscellaneous expenses associated with attendance at Board and Committee meetings.  Mr. Hale received an additional $4,000 for his service as Audit Committee Chairman.

The Board considers the director compensation programs to be in conformity with industry standards and to be reasonable by comparison to directors’ compensation at the comparable companies that we used for our evaluation of executive compensation.

Restricted Stock Grants

Under the Plan, non-employee directors are eligible to receive equity grants.  On June 19, 2014, in recognition of the services provided by its Board for the 2014-2015 service term, each non-employee director received 14,577 restricted shares of the Company’s common stock, valued at $50,000 based on the fair market value of the shares on the date of grant, or $3.43 per share.  One quarter of the shares vested on September 30, 2014, one quarter vested on December 31, 2014, one quarter vested on March 31, 2014, and the remaining 25% of the shares will vest on the earlier of the Company’s 2015 Annual Meeting of Shareholders or June 30, 2015.

The Company anticipates that in June 2015, non-employee directors will each receive restricted shares of the Company’s common stock valued at approximately $50,000 on the date of grant as compensation for their service to the Company during 2015-2016.  We anticipate that the shares will be granted on June 18, 2015, and will vest over one year with 25% vesting on each of September 30, 2015, December 31, 2015, March 31, 2016, and the remaining 25% of the shares vesting on the earlier of the Company’s 2016 Annual Meeting of Shareholders or June 30, 2016.  Any unvested shares will be forfeited as of the date the non-employee director ceases to qualify as an independent director.

AUDIT MATTERS

Report of the Audit Committee

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference in future filings with the SEC, or to be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

In accordance with its written charter, the Audit Committee assists the Board in, among other matters, oversight of our financial reporting process, including the effectiveness of our internal accounting and financial controls and procedures, and controls over our accounting, auditing, and financial reporting practices.  A copy of the Audit Committee Charter is available on our website at www.englobal.com.

The Board has determined that all three members of the Audit Committee are “independent” based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, our system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  Our independent registered public accounting firm is responsible for auditing the financial statements.  The Audit Committee’s responsibility is to monitor and review these processes and procedures.  The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and we are not professionals in those fields.  The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

During fiscal year 2014, the Audit Committee held six meetings.  The Audit Committee’s meetings were conducted so as to encourage communication among the members of the Audit Committee, management, and our independent registered public accounting firm, Hein & Associates, LLP.  Among other things, the Audit Committee discussed with our internal and independent auditors the overall scope and plans for ENGlobal’s audits.  The Audit Committee met separately with the independent registered public accounting firm, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls.  The Audit Committee also discussed with our independent registered public accounting firm all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 27, 2014, with management and our independent registered public accounting firm.  Management’s discussions with the Audit Committee included a review of critical accounting policies.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between us and our registered public accounting firm that might bear on the  independence of the independent registered public accounting firm consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communications with audit committees concerning independence  The Audit Committee discussed with the independent registered public accounting firm any relationships that may have an impact on the auditors’ objectivity and independence and satisfied itself as to the auditors’ independence.  The Audit Committee has reviewed and approved the amount of fees paid to Hein & Associates for audit and non-audit services.  The Audit Committee concluded that the provision of services by Hein & Associates is compatible with the maintenance of Hein & Associates’ independence.

At five of its meetings during 2014, the Audit Committee met with members of senior management and the independent registered public accounting firm to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the overall certification process.  At these meetings, Company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting.

Based on the above-mentioned review and discussions with management, and the independent registered public accounting firm, and subject to the limitations on our role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that ENGlobal’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 27, 2014, for filing with the SEC.

Audit Committee of the Board of Directors,

Randall B. Hale, Chairman
David W. Gent, P.E.
David C. Roussel

March 12, 2015

Principal Auditor Fees

Hein & Associates LLP was appointed as the Company’s independent auditors on December 20, 2013 and has audited the Company’s 2014 and 2013 consolidated financial statements.  During 2013 and 2014, Hein & Associates LLP did not audit the Company’s internal control over financial reporting because the Company is a “smaller reporting company” as defined under the rules of the Exchange Act.  The Audit Committee has determined that the audit-related services provided by Hein & Associates LLP are compatible with maintaining its independence in the conduct of its auditing functions pursuant to the auditor independence rules of the SEC. No non-audit services were provided by Hein & Associates LLP in 2014 or 2013.

The following table shows the fees paid or accrued by ENGlobal for the audit and other services provided by Hein & Associates LLP for fiscal years 2014 and 2013.

	2014	2013

Audit Fees	179,500	$169,000
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
Total	179,500	$169,000

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the Company’s independent registered public accounting firm for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by the Company’s independent registered public accounting firm that are reasonably related to the performance of the audit or review of the company’s financial statements and are not reported under “audit fees;” (iii) “tax fees” are fees for professional services rendered by the Company’s independent registered public accounting firm for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by the Company’s independent registered public accounting firm, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Pre-Approval Policy

Under applicable SEC rules, except for the ability to designate a portion of this responsibility as described below, the full Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to ensure that they do not impair the auditors’ independence from ENGlobal.  The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.  The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to ENGlobal or any of its subsidiaries, except that the Audit Committee Chairman has the right to approve up to $25,000 of services in any year.  During 2014, all fees were pre-approved by the Audit Committee.

OTHER MATTERS

To the best of the knowledge, information and belief of the directors, there are no other matters which are to be acted upon at the Meeting.  If such matters arise, the form of proxy provides that discretionary authority is conferred on the designated persons in the enclosed form of proxy to vote with respect to such matters.

The Company has received no notice of any other items to be submitted for consideration at the Meeting and, except for reports of operations and activities by management, which are for informational purposes only and require no approval or disapproval, and consideration of the minutes of the preceding annual meeting for approval, which may involve technical corrections to the text where actions taken were incorrectly recorded, but which require no action of approval or disapproval of the subject matter, management does not know of or contemplate any other business that will be presented for action by the shareholders at the Meeting.  If any further business is properly presented at the Meeting, the persons named as proxies will act in their discretion on behalf of the shareholders they represent.

SHAREHOLDER PROPOSALS FOR 2016

The 2016 Annual Meeting of Shareholders is expected to be held in June 2016.  The Company must receive by January 6, 2016 any shareholder proposal intended to be presented at the next annual meeting of shareholders for inclusion in the Company’s proxy materials.  Proposals must comply with the proxy rules relating to shareholder proposals, including Rule 14a-8 under the Exchange Act in order to be included in our proxy materials.  Proposals should be delivered to ENGlobal Corporation, 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060-5914, Attention: Corporate Secretary, prior to the specified deadline.

SEC rules and regulations provide that if the date of the Company’s 2016 Annual Meeting is advanced or delayed more than 30 days from the date of the 2015 Annual Meeting, shareholder proposals intended to be included in the proxy materials for the 2016 Annual Meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy materials for the 2016 Annual Meeting.  The Company will promptly disclose such a change in a Current Report on Form 8-K upon determination by the Company that the date of the 2016 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2015 Annual Meeting.  If you intend to present a proposal at our 2016 Annual Meeting, but you do not intend to have it included in our 2016 proxy statement, your proposal must be delivered to the Secretary of ENGlobal no later than March 21, 2016.

ANNUAL REPORT TO SHAREHOLDERS

We are furnishing our annual report to our shareholders over the Internet.  You may read, print and download our annual report at http://www.proxyvote.com.  You may request the annual report be sent to you by mail or email by following the instructions on the Notice of Internet Availability mailed to you on May 7, 2015.  The annual report may also be read, downloaded and printed at www.englobal.com.

APPROVAL OF THE BOARD OF DIRECTORS

The contents of this proxy statement have been approved by the Board of Directors, and the Board of Directors has authorized the mailing of this proxy statement to the shareholders of the Company.

By Order of the Board of Directors,

Tami Walker
General Counsel, VP and Corporate Secretary

Houston, Texas
May 7, 2015

Appendix A
AMENDMENT TO
ENGLOBAL CORPORATION
2009 EQUITY INCENTIVE PLAN

Whereas, the Board of Directors of ENGlobal Corporation has authorized the amendment of the ENGlobal Corporation 2009 Equity Incentive Plan (the “Plan”) to increase the number of Shares (as defined in the Plan) that may be issued under the Plan to 2,580,000 and to provide individual limits for Awards intended to meet the performance-based compensation exception under Section 162(m) of the Code subject to shareholder approval.

Now, therefore, the Plan is hereby amended effective as of June 18, 2015 subject to shareholder approval as follows:

1. Section 3(a) shall be amended in its entirety as follows:

“(a) Stock Subject to the Plan.  Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued pursuant to all Awards under the Plan (including Incentive Stock Options) is 2,580,000 Shares.  Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.  Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment.  If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if Shares are tendered or withheld to satisfy any Company withholding obligations, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan.”

2. New Section 6.3(c) shall be added as follows:

“(c)  With respect to any Award (other than Options or Stock Appreciation Rights which have the limitations as provided in Sections 6(a) and (b) above), notwithstanding any provision contained in this Plan to the contrary, the maximum aggregate number of Shares that may be subject to Awards settled in Shares, including, without limitation, Restricted Stock or Other Stock Based Awards, that may be granted to any individual Service Provider under the Plan in a calendar year is 2,000,000 Shares.  If such an Award may also be settled in cash rather than Shares pursuant to its terms, the number of shares in Stock that could be issued for the cash amount shall be counted toward the individual Share limit in the foregoing sentence calculated as of the date of the grant.  In the event an Award is to be paid solely in cash pursuant to the terms, the maximum amount that can be subject to Awards granted in calendar year to any individual Service Provider shall be $5,000,000 calculated as of the date of grant.  The foregoing limitations in this Section 6(c) shall be interpreted to comply with the performance-based compensation exception under Section 162(m) of the Code and shall only be applied to the extent required for an Award that is intended, by the Committee in its sole discretion, to meet the performance-based compensation exception under Section 162(m) of the Code.  In addition, the total Shares subject to the limitations in this Section 6 shall be adjusted as otherwise provided in Section 15 of the Plan and consistent with Code Sections 424, 409A and 162(m), and the limitations in this Section 6 are subject to the maximum number of Shares available for the Awards under Section 3(a) of the Plan.”

A-1

PROXY CARD

The undersigned hereby appoints William A. Coskey and Mark A. Hess, either of them, jointly and severally, with power of substitution, to represent and to vote as designated all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of ENGlobal Corporation, to be held at our headquarters located at 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060, on Thursday, June 18, 2015 at 10:00 a.m., local time, or any adjournment thereof.

1.	Election of directors.

1. William A. Coskey, P.E. 2. David W. Gent, P.E.	3. Randall B. Hale 4. David C. Roussel

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.
Approval of (i) the Amendment to the ENGlobal Corporation 2009 Equity Incentive Plan and (ii) the individual limits, eligible individuals and performance measures for certain awards included in the ENGlobal Corporation 2009 Equity Incentive Plan, as amended by the Amendment, for purposes of meeting the performance-based compensation exception under section 162(m) of the Internal Revenue Code.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of the appointment of Hein & Associates LLP as the independent auditors of ENGlobal for fiscal year 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐	If you plan to attend the Annual Meeting, please check here.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP AND IN THE PROXY HOLDER'S DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying proxy statement.

Please sign exactly as name appears hereon and date. If the shares are jointly held, each holder should sign. When signing as an attorney, executor, administrator, trustee, or as an officer signing for a corporation, please give full title under signature.

____________________________________                                                                                     Date: _______________
____________________________________                                                                                     Date: _______________
Signatures of Shareholder(s)

(PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE)